Exhibit 10.12
FIRST AMENDMENT
TO
SUPPLEMENTAL COMPENSATION AND AMENDMENT AGREEMENT
     THIS FIRST AMENDMENT is adopted this 12th day of December, 2007, effective as of January 1, 2008, by and between United Bancorporation of Alabama, Inc., located in Atmore, Alabama (the “Bank”), and Robert R. Jones, III (“Jones”).
     The Bank and Jones executed the Supplemental Compensation and Amendment Agreement effective as of January 1, 2001 (the “Agreement”).
     The undersigned hereby amend the Agreement for the purpose of bringing the Agreement into compliance with Section 409A of the Internal Revenue Code. Therefore, the following changes shall be made:
     Section 3.1.1 of the Agreement shall be deleted in its entirety and replaced by the following:
3.1.1	“Change of Control” means a change in the ownership or effective control of the Bank, or in the ownership of a substantial portion of the assets of the Bank, as such change is defined in Code Section 409A and regulations thereunder.
     The following Sections 3.1.3a and 3.1.3b shall be added to the Agreement immediately following Section 3.1.3:

3.1.3a	“Early Retirement” means Jones’ Termination of Employment after Early Retirement Age and before Normal Retirement Age.

3.1.3b	“Early Retirement Age” means Jones attaining age sixty (60).
     Section 3.1.8 of the Agreement shall be deleted in its entirety and replaced by the following:
3.1.8	“Normal Retirement Age” means Jones attaining age sixty (65).
     The following Section 3.1.11a shall be added to the Agreement immediately following Section 3.1.11:

3.1.11a	“Specified Employee” means a key employee (as defined in Section 416(i) of the Code without regard to paragraph 5 thereof) of the Bank if any stock of the Bank is publicly traded on an established securities market or otherwise, as determined by the plan administrator based on the twelve (12) month period ending each December 31 (the “identification period”). If Jones is determined to be a Specified Employee for an identification period, Jones shall be treated as a Specified Employee for purposes of this Agreement during the twelve (12) month period that begins on the first day of the fourth month following the close of the identification period.
     Section 3.1.12 of the Agreement shall be deleted in its entirety and replaced by the following:
3.1.12	Termination of Employment means termination of the Jones’s employment with the Bank for reasons other than death. Whether a Termination of Employment has occurred is determined in accordance with the requirements of Code Section 409A based on whether the facts and circumstances indicate that the Bank and Jones reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Jones would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36) month period (or the full period of services to the Bank if the Jones has been providing services to the Bank less than thirty-six (36) months).
     Section 3.2.1.2 of the Agreement shall be deleted in its entirety and replaced by the following:
3.2.1.2	Payment of Benefit. The Bank shall pay the Normal Retirement Benefit to Jones in twelve (12) equal monthly installments payable on the first day of each month commencing with the month following Normal Retirement Age. The Normal Retirement Benefit each year shall be paid to Jones each year for twenty (20) years.
     Sections 3.2.4, 3.2.4.1 and 3.2.4.2 of the Agreement shall be deleted in their entirety and replaced by the following:
3.2.4	Change of Control Benefit . If a Change of Control occurs, followed within twenty-four (24) months by Jones’s Termination of Employment, the Bank shall pay to Jones the benefit described in this Section 3.2.4 in lieu of any other benefit under this Agreement.
3.2.4.1	Amount of Benefit. The Change of Control Benefit shall be the present value of the twenty (20) year stream of payments of the Normal Retirement Benefit discounted back to the date Termination of Employment occurs using a five percent (5%) discount factor.

3.2.4.2	Payment of Benefit. The Bank shall pay the Change of Control Benefit amount to Jones in a lump sum within sixty (60) days following Termination of Employment.
     The following Sections 3.2.5, 3.2.5.1 and 3.2.5.2 shall be added to the Agreement immediately following Section 3.2.4.2:

3.2.5	Early Retirement Benefit . Upon Termination of Employment after attaining Early Retirement Age, the Bank shall pay to Jones the benefit described in this Section 3.2.5 in lieu of any other benefit under this Agreement.
3.2.5.1	Amount of Benefit. The benefit under this Section 3.2.5 is one hundred percent (100%) of the Normal Retirement Benefit amount described in Section 3.2.1

3.2.5.2	Payment of Benefit. The Bank shall pay the annual benefit to Jones in twelve (12) equal monthly installments commencing on the first day of the month following Normal Retirement Age. The annual benefit shall be distributed to Jones for twenty (20) years.
     The following Sections 3.2.6, 3.2.7 and 3.2.8 shall be added to the Agreement immediately following Section 3.2.5.2:
3.2.6	Restriction on Timing of Distributions . Notwithstanding any provision of this Agreement to the contrary, if Jones is considered a Specified Employee at Termination of Employment, the provisions of this Section 3.2.6 shall govern all distributions hereunder. Benefit distributions that are made due to a Termination of Employment occurring while Jones is a Specified Employee shall not be made during the first six (6) months following Termination of Employment. Rather, any distribution which would otherwise be paid to Jones during such period shall be accumulated and paid to Jones in a lump sum on the first day of the seventh month following the Termination of Employment. All subsequent distributions shall be paid in the manner specified.

3.2.7	Distributions Upon Income Inclusion Under Section 409A of the Code . If any amount is required to be included in income by Jones prior to receipt due to a failure of this Agreement to meet the requirements of Code Section 409A, Jones may petition the plan administrator for a distribution of that portion of the amount the Bank has accrued with respect to the Bank’s obligations hereunder that is required to be included in Jones’ income. Upon the grant of such a petition, which grant shall not be unreasonably withheld, the Bank shall distribute to Jones immediately available funds in an amount equal to the portion of the amount the Bank has accrued with respect to the Bank’s obligations hereunder required to be included in income as a result of the failure of this Agreement to meet the requirements of Code Section 409A, within ninety (90) days of the date when Jones’ petition is granted. Such a distribution shall affect and reduce Jones’ benefits to be paid under this Agreement.

3.2.8	Change in Form or Timing of Distributions . All changes in the form or timing of distributions hereunder must comply with the following requirements. The changes:
(a)	may not accelerate the time or schedule of any distribution, except as provided in Code Section 409A and the regulations thereunder;

(b)	must, for benefits distributable under Sections 3.2.1, 3.2.2, 3.2.3 and 3.2.5, be made at least twelve (12) months prior to the first scheduled distribution;

(c)	must, for benefits distributable under Sections 3.2.1, 3.2.2, 3.2.3, 3.2.4 and

3.2.5, delay the commencement of distributions for a minimum of five (5) years from the date the first distribution was originally scheduled to be made; and

(d)	must take effect not less than twelve (12) months after the election is made.
     Section 3.7.1 of the Agreement shall be deleted in its entirety and replaced by the following:
3.7.1	Amendments. This Agreement may be amended only by a written agreement signed by the Bank and Jones. However, the Bank may unilaterally amend this Agreement to conform with written directives to the Bank from its auditors or banking regulators or to comply with legislative changes or tax law, including without limitation Section 409A of the Code and any and all Treasury regulations and guidance promulgated thereunder.
     The following Sections 3.7.4 and 3.7.5 shall be added to the Agreement immediately following Section 3.7.3:
3.7.4	Plan Termination Generally. This Agreement may be terminated only by a written agreement signed by the Bank and Jones. The benefit hereunder shall be the amount the Bank has accrued with respect to the Bank’s obligations hereunder as of the date the Agreement is terminated. Except as provided in Section 3.7.5, the termination of this Agreement shall not cause a distribution of benefits under this Agreement. Rather, after such termination benefit distributions will be made at the earliest distribution event permitted under Article 2 or Article 3.
3.7.5	Plan Terminations Under Section 409A. Notwithstanding anything to the contrary in Section 3.7.4, if this Agreement terminates in the following circumstances:
(a)	Within thirty (30) days before or twelve (12) months after a Change of Control, provided that all distributions are made no later than twelve (12) months following such termination of the Agreement and further provided that all the Bank’s arrangements which are substantially similar to the Agreement are terminated so Jones and all participants in the similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the such terminations;

(b)	Upon the Bank’s dissolution or with the approval of a bankruptcy court provided that the amounts deferred under the Agreement are included in Jones’ gross income in the latest of (i) the calendar year in which the Agreement terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the distribution is administratively practical; or

(c)	Upon the Bank’s termination of this and all other arrangements that would be aggregated with this Agreement pursuant to Treasury Regulations Section 1.409A-1(c) if Jones participated in such arrangements (“Similar Arrangements”), provided that (i) the termination and liquidation does not occur proximate to a downturn in the financial health of the Bank, (ii) all termination distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination, and (iii) the Bank does not adopt any new arrangement that would be a Similar Arrangement for a minimum of three (3) years following the date the Bank takes all necessary action to irrevocably terminate and liquidate the Agreement;
the Bank may distribute the amount the Bank has accrued with respect to the Bank’s obligations hereunder, determined as of the date of the termination of the Agreement, to Jones in a lump sum subject to the above terms.
     The following Section 3.8.11 shall be added to the Agreement immediately following Section 3.8.10:
3.8.11	Compliance with Code Section 409A . This Agreement shall be interpreted and administered consistent with Code Section 409A.
     IN WITNESS OF THE ABOVE, the Bank and Jones hereby consent to this First Amendment.

United Bancorporation of Alabama, Inc.
By:	/s/ William J. Justice
	Name:	Print William J. Justice
As Its: Chairman

Executive
/s/ Robert R. Jones, III
Robert R. Jones, III

5